MUNIHOLDINGS FUND II, INC.

FILE # 811-8215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/21/2004	Regents of the Univ. of Calif. Hospital 5% 5/15/39	256,165,000	2,500,000	Citigroup
05/06/2004	California Economic Recovery Bonds 5% 7/1/17	7,921,515,000	810,000	Lehman